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DOLLAR GENERAL REPORTS JANUARY SALES

GOODLETTSVILLE, Tenn. – February 9, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales equaled $745.8 million for its five-week January period ended February 3, 2006 compared with $547.4 million for its four-week January period ended January 28, 2005. Excluding the extra week in the most recent year’s results, same-store sales for the four-week period ended January 27, 2006 decreased 1.0 percent versus a 5.1 percent increase in the corresponding period in the previous year. While same-store sales of highly consumable and seasonal merchandise increased moderately for the period, sales of home products and basic apparel declined.

For the 14-week fiscal quarter ended February 3, 2006, total retail sales equaled $2.5 billion compared with $2.2 billion for the 13-week quarterly period ended January 28, 2005. Excluding the extra week in the most recent year’s results, same-store sales decreased 1.6 percent versus a 3.0 percent increase in the corresponding period in the previous year.

For the 53-week fiscal year ended February 3, 2006, total retail sales equaled $8.6 billion compared with $7.7 billion for the 52-week fiscal year ended January 28, 2005. Excluding the extra week in the most recent year’s results, same-store sales increased 2.0 percent versus a 3.2 percent increase in the corresponding period in the previous year.

During the fiscal year ended February 3, 2006, the Company opened 734 stores and closed 125 stores, including 41 stores closed as a result of hurricane damage.

Please note that sales numbers relating to the monthly, quarterly and fiscal year periods ended February 3, 2006, as well as those excluding the extra week, included in this release are unaudited and subject to adjustment. Among other things, data processed by a third party relating to the redemption of certain Company-specific vendor coupons is currently not available to adjust sales for a portion of the January 2006 period. The Company does not expect these adjustments to be material.

Dollar General is scheduled to announce earnings for the year ended February 3, 2006 on Tuesday, March 21, 2006.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,929 neighborhood stores as of February 3, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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